Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS THIRD QUARTER 2015 RESULTS

•	Leasing Net Operating Income (NOI) grows 7% to $20 million[1]

•	Maui Business Park parcel sale to Lowe's drives $20 million of Development & Sales revenue

•	Materials & Construction contributes $10 million of EBITDA; backlog remains healthy at $243 million[2]

Honolulu (November 5, 2015) -- Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced net income for the third quarter of 2015 of $6.7 million, or $0.11 per diluted share. Earnings for the quarter reflect a $5.6 million after-tax loss related to the Agribusiness segment.
Earnings for the third quarter of 2014 were $10.2 million, or $0.21 per diluted share. Revenue for the third quarter of 2015 was $144.7 million, compared to revenue of $153.4 million for the third quarter of last year.
    Operating profit for the third quarter of 2015 from the Company's real estate operations (Leasing and Development) was $23.7 million, and the Materials & Construction segment contributed an additional $7.5 million of operating profit. These results were partially offset by an Agribusiness operating loss of $9.0 million.
"With the exception of our Agribusiness segment, operating performance in the third quarter was solid," said Stanley M. Kuriyama, chairman and chief executive officer. "Development & Sales revenue of $20 million for the quarter reflects the closing of an 11-acre Maui Business Park parcel to Lowe's for a 167,000-square-foot store on Maui, which will be a great complementary anchor to the Target store that opened earlier in the year. Leasing NOI increased 7% in the third quarter to $20 million1, compared to last year, and the Materials & Construction segment generated $10 million of EBITDA1."
"We continue to make investments to build our development pipeline, as well as continue to seek new investments in Hawaii," said Kuriyama. "For example, we are pursuing the acquisition of Hawaii commercial assets to complement our retail portfolio, which is the second largest in the state, and are planning for the repositioning of the Kailua Macy's leasehold improvements that we expect will be turned over to us early next year. We are the owner of or primary investor in two of the largest solar farms in Hawaii, and are actively pursuing investments in other renewable energy projects, a number of which have been proposed for development in 2016 due to the state’s mandate for renewable energy expansion."

Operating Performance
In addition to the parcel sale to Lowe's, third quarter 2015 Development & Sales operating profit included five sales at Kukui'ula, A&B's resort residential joint venture project on Kauai. Another three sales closed in

October, bringing year-to-date sales to 17 units. An additional 12 units are under binding contract, with four of those expected to close this year. This positive momentum at Kukui’ula is carrying over to The Shops, A&B's 89,000-square-foot resort retail center adjacent to Kukui'ula, which is now 99% leased, compared to 88% at this time last year. NOI at The Shops increased 26% year to date through October, compared to the same period last year. In October, a 10,000-square-foot CVS drugstore opened at The Shops, which is expected to draw additional traffic to the center.
Presales at the Company's 70-unit Keala 'O Wailea project, located at the Wailea Resort on Maui, also have been positive. Twenty-one of 30 units released for presale in July are under binding contract, and this success prompted the subsequent release of another 20 units for presale, seven of which have already been sold under binding contract. Construction is expected to begin late this year. Also on Maui, the A&B board recently approved the development of a 630-unit master planned residential community on 95 acres in Kihei, comprising a mix of market and affordable townhomes and single-family homes. The project is expected to break ground in early 2016, with delivery of the first units in late 2017.
On Oahu, A&B is completely sold out of the 450 tower and mid-rise units at The Collection, more than a year prior to the delivery of units, and five of the 14 townhome units are under contract. Given the strong sales results experienced at The Collection, the Company remains positive on the urban Honolulu high-rise market and recently announced a $35 million investment in the form of B-note financing provided for the development of Keauhou Place, a 423-unit high-rise project located in urban Honolulu, two blocks from The Collection. The project is 81% sold under binding contract and broke ground at the end of October.
Maui experienced extremely heavy rainfall in the third quarter, with Central Maui receiving 300% of the normal average rainfall. Muddy fields made harvesting and milling at the sugar plantation difficult if not impossible, and resulted in losses for the Agribusiness segment that were greater than expected.
The Materials & Construction segment's third quarter operating profit increased 27% to $8 million, and its EBITDA increased 13% to $10 million1, compared to the third quarter of 2014, primarily due to increased aggregate and other construction-related material sales and lower depreciation and amortization. The segment's outlook continues to be positive with $243 million of construction backlog2 at the end of the third quarter, an 11% increase since the beginning of the year.

Year-to-Date Financial Results
Net income for the first nine months of 2015, was $41.8 million, or $0.82 per diluted share, compared to $54.4 million, or $1.11 per diluted share, for the same period last year, due to a large commercial property sale that occurred in the first quarter of 2014. Revenue for the first nine months of 2015 was $449.1 million, compared to revenue of $395.0 million for the same period of last year, as revenue from the aforementioned 2014 commercial property sale was included in discontinued operations.

ANALYSIS OF FINANCIAL RESULTS
REAL ESTATE
Real Estate Leasing and Development & Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of Real Estate Development & Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing - Third quarter of 2015 compared with 2014

	Quarter Ended September 30,
(dollars in millions)	2015	2014	Change
Revenue	$33.0	$31.3	5.4%
Operating profit	$12.5	$12.1	3.3%
Operating profit margin	37.9%	38.7%
NOI[1]
Hawaii	$16.4	$14.9	10.1%
Mainland	4.0	4.2	(4.8)%
Total	$20.4	$19.1	6.8%
Average occupancy rates:
Hawaii	93%	94%
Mainland	96%	94%
Total	95%	94%
Leasable space (million sq. ft.) — at period end
Hawaii improved	2.7	2.4
Mainland improved	2.3	2.5
Total improved	5.0	4.9
Total Hawaii urban ground leases (acres)	106	116
Real Estate Leasing revenue for the third quarter of 2015 was 5.4% higher than 2014, primarily due to the timing of sales and acquisitions.
Operating profit and NOI for the third quarter of 2015 were 3.3% and 6.8%1 higher, respectively, than 2014 due to the same factors cited for the revenue increase.

Real Estate Leasing - First nine months of 2015 compared with 2014

	Nine Months Ended September 30,
(dollars in millions)	2015	2014	Change
Revenue	$100.5	$93.5	7.5%
Operating profit	$39.6	$35.9	10.3%
Operating profit margin	39.4%	38.4%
NOI[1]
Hawaii	$49.8	$45.0	10.7%
Mainland	12.9	13.3	(3.0)%
Total	$62.7	$58.3	7.5%
Average occupancy rates:
Hawaii	93%	93%
Mainland	95%	93%
Total	94%	93%
Real Estate Leasing segment revenue for the first nine months of 2015 was 7.5% higher than 2014, primarily due to the timing of sales and acquisitions activity and higher Hawaii same-store rents. "Same-store" refers to properties that were owned throughout the entire duration of both periods under comparison.
Operating profit and NOI were 10.3% and 7.5%1 higher, respectively, for the first nine months of 2015, as compared to the same period last year, for the reasons previously cited for the revenue increase.

Real Estate Development & Sales - Third quarter of 2015 compared with 2014

	Quarter Ended September 30,
(dollars in millions)	2015	2014	Change
Improved property sales revenue	$—	$—	NM
Development sales revenue	19.6	2.7	7X
Unimproved/other property sales revenue	0.3	15.5	(98.1)%
Total revenue	$19.9	$18.2	9.3%
Operating profit before joint ventures	$9.6	$9.9	(3.0)%
Earnings from joint ventures	1.6	1.5	6.7%
Total operating profit	$11.2	$11.4	(1.8)%

Real Estate Development & Sales - First nine months of 2015 compared with 2014

	Nine Months Ended September 30,
(dollars in millions)	2015	2014	Change
Improved property sales revenue	$21.0	$64.1	(67.2)%
Development sales revenue	71.5	19.0	4X
Unimproved/other property sales revenue	16.3	27.5	(40.7)%
Total revenue	$108.8	$110.6	(1.6)%
Operating profit before joint ventures	$31.3	$70.5	(55.6)%
Earnings from joint ventures	26.2	1.0	26X
Total operating profit	$57.5	$71.5	(19.6)%

Third quarter 2015: Real Estate Development & Sales revenue and operating profit were $19.9 million and $11.2 million, respectively. Results included the sale of 11.0 acres at Maui Business Park II to Lowe's. Operating profit also included the following joint venture unit sales: five units on Kauai and seven units on Hawaii Island, partially offset by joint venture expenses.
First nine months 2015: Real Estate Development & Sales revenue and operating profit were $108.8 million and $57.5 million, respectively. Sales included five residential properties on Oahu, an office property in Texas, 17.4 acres at Maui Business Park II, five Maui parcels, a parcel in Santa Barbara, California, and a retail property in Colorado. Operating profit also included joint venture sales of all remaining units at the 340-unit Waihonua condominium on Oahu (12 units closed in December 2014), 14 units on Kauai, 11 units on Hawaii Island, and one unit on Maui, partially offset by joint venture expenses.
Third quarter 2014: Real Estate Development & Sales revenue and operating profit were $18.2 million and $11.4 million, respectively, and were principally related to the sales of a parcel in Wailea, a residential unit on Oahu, and three non-core land parcels on Maui. Operating profit also included joint venture sales of six units on Hawaii Island, one unit on Maui, and two units on Kauai, partially offset by joint venture expenses.
First nine months 2014: Real Estate Development & Sales revenue and operating profit were $110.6 million and $71.5 million, respectively, and included the lot and parcel sales in the third quarter of 2014 described above, sale of a Maui retail property and recognition of $6.0 million in deferred revenue associated with the sale of three Mainland retail properties in the fourth quarter of 2013, three residential lots on Oahu, six non-core land parcels on Maui, and one residential lot on Maui. Operating profit also included joint venture sales of ten units on Kauai, two units on Maui, and 12 units on Hawaii Island, partially offset by joint venture expenses.

MATERIALS & CONSTRUCTION
Materials & Construction - Third quarter of 2015 compared with 2014

	Quarter Ended September 30,
(dollars in millions)	2015	2014	Change
Revenue	$51.0	$58.4	(12.7)%
Operating profit	$7.5	$5.9	27.1%
Operating profit margin	14.7%	10.1%
EBITDA[1]	$10.2	$9.0	13.3%

	September 30,	June 30,		December 31,
(dollars in millions)	2015	2015	Change	2014	Change
Backlog[2]	$243.1	$251.4	(3.3)%	$219.4	10.8%
Materials & Construction revenue for the third quarter of 2015 decreased $7.4 million, or 12.7%, compared to the third quarter of 2014 and was primarily attributable to lower available paving days resulting from wet weather, and a reduction in the price of asphalt sold due to the decline in oil prices, partially offset by higher aggregate sales. Backlog at the end of September 30, 2015 was $243.1 million, compared to $219.4 million as of December 31, 2014. Backlog increased from year-end due primarily to the timing of government bid award activity.
Operating profit was $7.5 million for the third quarter of 2015, compared to $5.9 million for the third quarter of 2014. The increase in operating profit was principally related to increased aggregate and other construction-related material sales, and lower depreciation and amortization.

Materials & Construction - First nine months of 2015 compared with 2014

	Nine Months Ended September 30,
(dollars in millions)	2015	2014	Change
Revenue	$165.3	$173.1	(4.5)%
Operating profit	$21.7	$17.3	25.4%
Operating profit margin	13.1%	10.0%
EBITDA[1]	$29.3	$27.6	6.2%
Materials & Construction revenue was $165.3 million for the first nine months of 2015, 4.5% lower than the first nine months of 2014, primarily due to a reduction in the price of asphalt sold due to the decline in oil prices.

Operating profit was $21.7 million for the first nine months of 2015, compared to $17.3 million for the first nine months of 2014. The increase in operating profit related principally to increased aggregate and other construction-related material sales, and lower depreciation and amortization.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.

Agribusiness - Third quarter 2015 compared with 2014

	Quarter Ended September 30,
(dollars in millions)	2015	2014	Change
Revenue	$40.8	$45.5	(10.3)%
Operating loss	$(9.0)	$(7.3)	23.3%
Tons sugar produced	42,500	67,000	(36.6)%
Tons sugar sold (raw and specialty sugar)	58,000	75,200	(22.9)%
Agribusiness revenue for the third quarter of 2015 decreased $4.7 million, or 10.3%, compared to the third quarter of 2014. The decrease was primarily due to lower raw sugar revenue in the third quarter of 2015, as compared to the third quarter of 2014, resulting principally from lower tonnage carried per voyage on the sugar vessel as a result of vessel improvements. These improvements reduce overall transportation cost by allowing the vessel to carry both raw sugar and molasses to the West Coast, but lower the per voyage tonnage capacity of raw sugar transported.
Operating loss for the third quarter of 2015 increased by $1.7 million compared to the third quarter of 2014. The increased loss was principally due to lower raw and specialty sugar margins from higher per ton production costs due to lower total expected annual production, partially offset by increased power margins.
Tons of sugar produced for the third quarter of 2015 was 36.6% lower than the third quarter of 2014 due to a decrease in the number of acres harvested and lower yields. Yields (tons of sugar per acre) continue to be negatively impacted by unusually poor weather conditions, resulting in sugar production levels that are substantially lower than the third quarter of last year and earlier projections. Although there were two voyages in both the third quarter of 2015 and 2014, sugar volume sold in the third quarter of 2015 was lower than last year, due to the sugar vessel improvements described above.

Agribusiness - First nine months 2015 compared with 2014

	Nine Months Ended September 30,
(dollars in millions)	2015	2014	Change
Revenue	$95.5	$88.2	8.3%
Operating loss	$(11.8)	$(3.8)	3X
Tons sugar produced	98,700	115,200	(14.3)%
Tons sugar sold (raw and specialty sugar)	126,000	116,400	8.2%
Agribusiness revenue for the first nine months of 2015 increased $7.3 million, or 8.3%, compared to the first nine months of 2014. The increase was due to an additional raw sugar voyage in 2015 at higher prices as compared to 2014, partially offset by lower power revenue.
Operating loss for the first nine months of 2015 increased $8.0 million compared to the first nine months of 2014. The increase in loss was primarily due to a land sale in 2014, lower power margins from lower volume and prices, and lower raw and specialty sugar margins due to higher production costs from lower annual production estimates.
Year-to-date tons of sugar produced was 14.3% lower in 2015 than in 2014, due to a decrease in the number of acres harvested and yields due to poor weather conditions. Sugar volume sold was 8.2% higher for the same period last year, primarily due to one additional raw sugar voyage completed year to date as compared to 2014.

OTHER INCOME STATEMENT ITEMS
Other Income Statement Items - Third quarter 2015 compared with 2014

	Quarter Ended September 30,
(dollars in millions)	2015	2014
Interest expense	$6.5	$7.2	(9.7)%
General corporate expenses	$4.8	$3.9	23.1%
Income tax expense (benefit)	$3.8	$(14.9)	NM

Third quarter 2015 interest expense was $6.5 million, compared to $7.2 million for the third quarter of 2014. The reduction in interest expense resulted from lower levels of debt in the quarter compared to last year. Corporate expenses were $4.8 million for the third quarter of 2015, compared to $3.9 million for the third quarter of 2014. The increase was due principally to increased professional services expenses.
Total income tax expense for the third quarter of 2015 of $3.8 million was higher than 2014 primarily due to 2014 tax benefits associated with the KRS II solar farm investment and higher 2015 income from continuing operations.

Other Income Statement Items - First nine months 2015 compared with 2014

	Nine Months Ended September 30,
(dollars in millions)	2015	2014
Interest expense	$20.2	$21.6	(6.5)%
General corporate expenses	$15.7	$13.5	16.3%
Income tax expense (benefit)	$26.4	$(7.6)	NM

Interest expense for the first nine months of 2015 was $20.2 million, compared to $21.6 million for the first nine months of 2014. The reduction in interest expense resulted from lower levels of debt in the first nine months of 2015 compared to last year. Corporate expenses were $15.7 million for the first nine months of 2015, compared to $13.5 million for the first nine months of 2014. The increase was due principally to increased professional services expenses.
Income tax expense for the first nine months of 2015 of $26.4 million was higher than 2014 primarily due to 2014 tax benefits associated with the KRS II solar farm investment and higher 2015 income from continuing operations.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:	2015	2014	2015	2014
Real Estate3:
Leasing	$33.0	$31.3	$100.5	$93.5
Development & Sales	19.9	18.2	108.8	110.6
Less amounts reported in discontinued operations	—	—	—	(70.4)
Materials & Construction	51.0	58.4	165.3	173.1
Agribusiness	40.8	45.5	95.5	88.2
Reconciling item[4]	—	—	(21.0)	—
Total revenue	$144.7	$153.4	$449.1	$395.0

Operating profit (loss), net income:
Real Estate[3]:
Leasing	$12.5	$12.1	$39.6	$35.9
Development & Sales	11.2	11.4	57.5	71.5
Less amounts reported in discontinued operations	—	—	—	(56.2)
Materials & Construction	7.5	5.9	21.7	17.3
Agribusiness	(9.0)	(7.3)	(11.8)	(3.8)
Total operating profit	22.2	22.1	107.0	64.7
Interest expense	(6.5)	(7.2)	(20.2)	(21.6)
General corporate expenses	(4.8)	(3.9)	(15.7)	(13.5)
Reduction in KRS II carrying value	(0.1)	(15.1)	(1.7)	(15.1)
Income from continuing operations before income taxes	10.8	(4.1)	69.4	14.5
Income tax expense (benefit)	3.8	(14.9)	26.4	(7.6)
Income from continuing operations	7.0	10.8	43.0	22.1
Income from discontinued operations, net of income taxes	—	—	—	34.3
Net income	7.0	10.8	43.0	56.4
Income attributable to non-controlling interest	(0.3)	(0.6)	(1.2)	(2.0)
Net income attributable to A&B shareholders	$6.7	$10.2	$41.8	$54.4

Basic earnings per share attributable to A&B shareholders[5]:
Continuing operations	$0.11	$0.21	$0.83	$0.41
Net income	$0.11	$0.21	$0.83	$1.12

Diluted earnings per share attributable to A&B shareholders[5]:
Continuing operations	$0.11	$0.21	$0.82	$0.41
Net income	$0.11	$0.21	$0.82	$1.11

Weighted average number of shares outstanding:
Basic	48.9	48.8	48.8	48.7
Diluted	49.4	49.3	49.3	49.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets	$152.9	$175.9
Investments in affiliates	413.6	418.6
Real estate developments	181.2	224.0
Property, net	1,288.9	1,301.7
Intangible assets, net	56.5	63.9
Goodwill	102.3	102.3
Other assets	50.1	43.5
	$2,245.5	$2,329.9

Liabilities & equity
Current liabilities	$127.1	$183.0
Long-term debt, non-current portion	546.7	631.5
Deferred income taxes	210.9	194.0
Accrued pension and post-retirement benefits	53.2	54.8
Other non-current liabilities	52.0	51.8
Redeemable noncontrolling interest	9.8	—
Equity	1,245.8	1,214.8
	$2,245.5	$2,329.9

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CASH FLOW TABLE
(In Millions, Unaudited)

	Nine Months Ended June 30,
	2015	2014

Cash flows from operating activities:	$115.3	$3.3

Cash flows from investing activities:
Capital expenditures for property, plant and equipment	(34.9)	(27.3)
Capital expenditures related to 1031 commercial property transactions	(1.3)	—
Proceeds from investment tax credits and grants related to Port Allen Solar Farm	—	4.5
Proceeds from disposal of property and other assets	5.1	8.5
Proceeds from disposals related to 1031 commercial property transactions	25.2	86.4
Payments for purchases of investments in affiliates	(22.5)	(37.9)
Proceeds from investments in affiliates	37.6	14.4
Change in restricted cash associated with 1031 transactions	(2.7)	(15.2)
Net cash provided by investing activities	$6.5	$33.4

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$71.0	$126.0
Payments of long-term debt and deferred financing costs	(182.1)	(86.5)
Payments of line-of-credit agreements, net	(0.4)	(64.5)
Dividends paid	(7.4)	(5.9)
Distributions to non-controlling interests	(1.1)	—
Proceeds from issuance (repurchase) of capital stock and other, net	(0.5)	0.1
Net cash used in financing activities	$(120.5)	$(30.8)
Net increase in cash and cash equivalents	$1.3	$5.9

USE OF NON-GAAP FINANCIAL MEASURES

The Company calculates NOI as operating profit from continuing operations, less general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. NOI is considered by management to be an important and appropriate supplemental performance metric because management believes it helps both investors and management understand the ongoing core operations of our properties excluding corporate and financing-related costs and noncash depreciation and amortization. NOI is an unlevered operating performance metric of our properties and allows for a useful comparison of the operating performance of individual assets or groups of assets. This measure thereby provides an operating perspective not immediately apparent from GAAP income (loss) from operations or net income (loss). NOI should not be considered as an alternative to GAAP net income as an indicator of the Company's financial performance, or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company's presentation of NOI may not be comparable to other real estate companies. The Company believes that the Real Estate Leasing segment's operating profit from continuing operations is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing segment operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2015	2014	2015	2014
Real Estate Leasing segment operating profit before discontinued operations	$12.5	$12.1	$39.6	$35.9
Less amounts reported in discontinued operations (pre-tax)	—	—	—	(0.3)
Real Estate Leasing segment operating profit from continuing operations	$12.5	$12.1	$39.6	$35.6
Adjustments:
Depreciation and amortization	7.4	6.8	21.8	21.0
Straight-line lease adjustments	(0.8)	(0.7)	(2.1)	(1.8)
General and administrative expenses	1.3	0.9	3.1	3.2
Other	—	—	0.3	—
Discontinued operations	—	—	—	0.3
Real Estate Leasing segment NOI	$20.4	$19.1	$62.7	$58.3
Percent change over prior comparative period	6.8%		7.5%

The Company presents EBITDA for the Materials & Construction segment, which is a non-GAAP measure. The Company uses EBITDA when evaluating operating performance for the Materials & Construction segment because management believes that it provides insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA. A reconciliation of segment operating profit to EBITDA follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2015	2014	2015	2014
Operating profit	$7.5	$5.9	$21.7	$17.3
Depreciation & amortization expense	3.0	3.7	8.8	12.3
Income attributable to non-controlling interest	(0.3)	(0.6)	(1.2)	(2.0)
EBITDA	$10.2	$9.0	$29.3	$27.6
Percent change over comparative period		13.3%		6.2%
__________________________________________

[1]	This is a non-GAAP disclosure. See above for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace (and consolidated subsidiaries) and Maui Paving, LLC, a 50-percent-owned non-consolidated affiliate, expect to realize on contracts awarded, primarily related to asphalt paving and, to a lesser extent, Grace’s consolidated revenue from its construction- and traffic-control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Maui Paving's backlog at September 30, 2015 and 2014 were $18.9 million and $39.6 million, respectively.

[3]	Prior period amounts adjusted for amounts treated as discontinued operations.

[4]
Represents the sales of a Colorado retail property in March 2015 and a Texas office building in May 2015 that are classified as "Gain on sale of improved property" in the Condensed Consolidated Statements of Income, but reflected as revenue for segment reporting purposes.

[5]	Earnings per share attributable to A&B shareholders reflect $1.3 million of undistributed earnings allocated to redeemable noncontrolling interests.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, materials and infrastructure construction. With ownership of over 88,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising five million square feet of leasable space in Hawaii and on the U.S. Mainland and is the second largest owner of retail assets in the state. It owns and operates the state’s only sugar plantation. A&B is also Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 17-30 of Alexander & Baldwin, Inc.’s 2014 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
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